EXHIBIT 99.2

Ciprico Reports Second Quarter Results

MINNEAPOLIS, MN — May 10, 2007 - Ciprico Inc. (NASDAQ: CPCI) (the “Company”) today reported revenue for the second fiscal quarter ended March 31, 2007 of $2.0 million, a 31% decrease from the comparable period in 2006 and a 28% decrease when compared to the prior quarter.  As a majority of the revenue continues to be from hardware based appliance sales, particularly the MediaVault™ product line, the industry-wide softness in the video storage marketplace and strong competition had a substantial impact on sales in this quarter. As expected, new product revenues, in particular those from RAID software license and related RAIDCore™ controller sales, remain in their early design-in and pre-production stages and therefore still erratic.  As a result the Company recorded less software revenues than in the previous quarter.  The Company reported a net loss of $1.9 million, or $0.38 per share for the quarter.

“This was a difficult quarter for us from a revenue perspective; nevertheless, we have made significant progress in implementing the Company’s new strategic direction and returning the Company to revenue growth,” said Steve Merrifield, Ciprico president and chief executive officer.  “Significant milestones reached this quarter included the announcement of our new RAIDCore RC5000 series, demonstration of a new RAIDCore based MediaVault PCI Express product and our participation in the multi-year contract to supply storage software in a ruggedized solution to Boeing. In addition, we continue to make very good progress in the development and engineering of our RAIDCore software.”

Operationally, gross margin for the second quarter was 35% compared to 43% in the previous quarter and 37% in the second quarter of the prior year.  The decrease in gross margins both sequentially and year-over-year is attributed to unabsorbed overhead as a result of lower unit volumes and lower software licensing revenues.

Operating expenses for the quarter were up $590,000, or 27%, compared to the prior quarter and up $549,000, or 25%, compared to the second quarter of the prior year.  The increases relate to the addition of new management and engineering talent and fiscal 2007 is the first period that Ciprico was required to expense stock options.

Six Month Results

Revenue for the six months ended March 31, 2007 was $4.8 million, a decrease of 26% versus the comparable prior year period, results that were directly related to the significant decline in the MediaVault and DiMeda product sales and declining legacy product sales, offset to some extent by the company’s first meaningful software license revenue and some related board sales.

Gross margin for the six months ended March 31, 2007 was 40% compared to 38% for the same prior year period due directly to the current year numbers including software license margins.

Operating expenses for the six-month period ended March 31, 2007 were up $496,000 or 11%, compared to the comparable prior year period. As noted above the current period results relate to the addition of new management and engineering talent and the expensing of stock options.

The net loss for the six-month period ended March 31, 2007 was $2.8 million compared to a loss of $1.6 million in the comparable prior year period.  Increased losses are directly related to the additional headcount and lower revenue volumes.

“The current market environment for our traditional appliance products is difficult and changing our focus from hardware to software and solutions takes time,” Merrifield said.  “However, the company continued to make important progress in developing new products, expanding into new broader based IT storage markets and in adding key skills to our team.  In addition, the RAIDCore software is proving to be an enterprise class, flexible software platform that is well recognized in the industry.”

Key strategic highlights during the quarter include:

•                  The company continued to make progress in developing its RAIDCore platform.  The company announced Monday, May 7,  that it is beginning to ramp production of its new RC5000 family of SAS and SATA II RAID controllers, building on its RC4000 series and extending the company’s reach into enterprise IT and hybrid digital media-IT storage markets.

•                  At the National Association of Broadcasters show in Las Vegas in April, they demonstrated a new class of direct attached storage technology using the new PCI Express external cabling technology and our RAIDCore software.  This development allows end users to seamlessly add storage in a high performance environment.

•                  The company also announced that its MediaVault RAID series has been certified for use with Tiger Technology’s MetaSAN cross platform file sharing Storage Area Network (SAN) management software.

•                  Ciprico announced that it had been awarded a multi-year contract to supply its storage software in a ruggedized Talon® storage solution to Boeing for application in a major military program.  This contract marks Ciprico’s continued focus on the military market.

“We expect revenues for the next quarter will still reflect the challenges that impacted us in the second quarter,” continued Merrifield.  “However, due to our increased investment in people, new product development and market expansion, we anticipate measurable sales of our new generation of RAIDCore based products in the second half of this year that will position us for strong growth in 2008. I am very enthusiastic about Ciprico’s future,” concluded Merrifield.

Safe Harbor Statement Under the Securities Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our current view of expected growth in software licensing and related board revenues, and our ability to build sustainable growth and profitability, product development efforts and impact, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico’s products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico’s products; intellectual property issues; and other risk factors discussed in Ciprico’s reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows.  Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

Steven D. Merrifield President & CEO (763) 551-4000	Monte S. Johnson SVP & CFO (763) 551-4000

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
In thousands, except per share amounts)	2007	2006	2007	2006

NET SALES	$2,000	$2,912	$4,766	$6,423
Cost of sales	1,291	1,836	2,872	3,993

GROSS PROFIT	709	1,076	1,894	2,430

OPERATING EXPENSES:
Research and development	1,233	990	1,937	1,876
Sales and marketing	853	756	1,633	1,542
General and administrative	660	451	1,332	988
Total operating expenses	2,746	2,197	4,902	4,406

LOSS FROM OPERATIONS	(2,037)	(1,121)	(3,008)	(1,976)

Other income, primarily interest	133	172	282	333

LOSS BEFORE INCOME TAXES	(1,904)	(949)	(2,726)	(1,643)

Income taxes	17	—	33	—

NET LOSS	$(1,921)	$(949)	$(2,759)	$(1,643)

Shares used to calculate net loss per share:
Basic and diluted	5,057	4,892	5,037	4,842

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.38)	$(0.19)	$(0.55)	$(0.34)